PRESS RELEASE


                 CLARITI TELECOMMUNICATIONS INTERNATIONAL, LTD.
              COMPLETES SALE OF TELNET PRODUCTS & SERVICES LIMITED

    -Also Becomes Exclusive Provider of Telecommunications Carrier Services-


     (Philadelphia, PA, February 10, 1999) -- Clariti Telecommunications International, Ltd. (OTC: CLRI) ("Clariti") today announced it has completed the sale of its subsidiary, Telnet Products & Services Limited, for $21 million to Chadwell Hall Holdings, Limited ("Chadwell Holdings"), a diversified holding corporation that is Clariti's majority shareholder. As part of the agreement, Clariti will serve as the exclusive, worldwide provider of telecommunications carrier services to Telnet and each of the Telnet subsidiaries.

     Telnet Products & Services Limited owns and operates public communications centers located in the United Kingdom, France, Spain and Germany. It was one of several businesses acquired from Chadwell Holdings by Clariti as part of the GlobalFirst Holdings acquisition, completed in December 1998.

     Peter S. Pelullo, Chairman and Chief Executive Officer, stated, "Clariti's long-term strategy is to deliver a broad range of innovative, personal telecommunications products and services to the worldwide market. This agreement provides our Company with revenue strength without the overheads and costs associated with operating the call centers."

     Clariti Telecommunications International, Ltd., through its recent acquisition of GlobalFirst, provides diversified telecommunication services, including domestic and international long-distance, pre-paid mobile phones and calling cards, primarily in the United Kingdom and France. Additionally, Clariti is currently developing the ClariCAST(TM) Digital Voice Paging System, the world's first low-cost high-speed digital voice paging system. The ClariCAST(TM) system combines a full-featured voice mail system with wireless voice pagers. This patented communications technology uses FM subcarrier frequencies, so it can be quickly and inexpensively installed in any city where FM radio towers exist. Clariti plans to market its voice paging service worldwide, including rapidly growing wireless telecom markets such as Europe, Latin America and the U.S. More information on Clariti and the ClariCAST(TM) Digital Voice Paging System can be found on the World Wide Web at http://www.clariti.com.


     Special Note Regarding Forward-Looking Statements: This press release contains certain forward-looking statements, including statements about the Company's strategy regarding providing telecommunications products and services worldwide and its plans regarding its voice paging system, that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, changes in telecommunications regulations, changes in consumer



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demand for telecommunication products and various other factors beyond the
Company's control. This includes such factors as described from time to time in the SEC reports filed by Clariti Telecommunications International, Ltd., including the most recently filed Form 10-K.


CONTACT:          Investor Relations
                  Jacquie Gaudenzi
                  (215) 425-4376




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